Exhibit 10.1

Execution Copy

AMENDMENT AGREEMENT, dated as of June ___, 2008 (this “Agreement”), among ARP BIOMED, LTD., a limited liability company incorporated under the laws of the State of Israel, with its business address for purposes hereof at 50 Dizingoff Street, Migdal Al, Tel Aviv, 64322 (“Seller”), and GAMMACAN INTERNATIONAL, INC., a corporation incorporated under the laws of the State of Delaware, with its business address for purposes hereof at 39 Jerusalem Street, Kiryat Ono, 55423, Israel (the “Purchaser”). Each of Seller and Purchaser is herein referred to as a “Party”, and collectively, the “Parties”.

INTRODUCTION

The Parties have entered into the Share Purchase Agreement, dated as of November 26, 2007 (the “Purchase Agreement”), the Lock-Up Agreement, dated as of November 26, 2007 (the “Lock-Up Agreement”), the Registration Rights Agreement, dated as of November 26, 2007 (the “Registration Rights Agreement”), and the Amendment to Sale of Intellectual Property Agreement, dated as of November 26, 2007 (the “IP Sale Amendment”, and, together with the Purchase Agreement, the Lock-Up Agreement, and the Registration Rights Agreement, the “Original Transaction Agreements”). All capitalized terms used, but not otherwise defined, herein shall have the respective definitions assigned thereto in the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, at the Closing, among other things, the Purchaser is to acquire the Purchased Shares in exchange for the Issued Shares, the Warrant, and the Additional Warrant. The Closing is subject to a number of conditions, including, without limitation, the receipt of the Ruling pursuant to Section 1.3 of the Purchase Agreement. As a result of the inclusion in the consideration to be delivered to Seller pursuant to the Purchase Agreement of the Warrant and the Additional Warrant, the Israeli Tax Authority has denied the request for the Ruling.

The Parties desire to amend the Original Transaction Agreements, among other things, in order to structure the transactions contemplated thereby so as to, among other things, facilitate the receipt of the Ruling from the Israeli Tax Authority.

NOW THEREFORE, in consideration of the mutual promises, covenants, conditions, representations and warranties set forth herein, and intending to be legally bound hereby, the parties agree as follows:

Section 1 Effectiveness of Agreements. Except as otherwise expressly amended or supplemented hereby, the Original Transaction Agreements shall continue in full force and effect.

Section 2 Amendments.

(a) The Purchase Agreement is hereby amended as follows:

(i) All references in the Purchase Agreement to the Warrant, the Additional Warrant, the shares issuable upon the exercise of the Warrant and the Additional Warrant, Exhibit B-1, and Exhibit B-2, as well as correlative terms referencing the foregoing, are hereby deleted.

(ii) Sections 1.1.2, 1.1.3, 2.2.3, and 2.2.4 of the Purchase Agreement are hereby deleted.

(iii) Section 1.1.1 of the Purchase Agreement is hereby amended to be and read in its entirety as follows:

“1.1.1. 3,389,902 shares (the “Issued Shares”) of Common Stock, par value US$ 0.0001 per share, of the Purchaser (the “Common Stock”).

(iv) The fourth sentence of Section 1.3 is hereby amended to read in its entirety as follows:

“Seller understands and acknowledges that, notwithstanding a Closing hereunder, the Issued Shares shall not be issued to the Seller in the absence of such Ruling.”

(v) Clause (ii) of Section 2.2.1 of the Purchase Agreement is hereby amended to be and read in its entirety as follows:

“(ii) without limiting the generality of the foregoing, approving the issuance of the Issued Shares to the Seller;”.

(vi) The second and third sentences of Section 4.5 of the Purchase Agreement is hereby deleted.

(b) The Lock-Up Agreement is hereby amended as follows:

(i) All references in the Lock-Up Agreement to the Warrant, the Additional Warrant, and the shares issuable upon the exercise of the Warrant and the Additional Warrant, as well as correlative terms referencing the foregoing, are hereby deleted.

(ii) Section 1.1.2 of the Lock-Up Agreement is hereby amended to read in its entirety as follows:

“Subject to the next sentence, from the date which is the date 18 months following the Execution Date, and until the date which is the date 26 months following the Execution Date, Seller shall be permitted to effect a Restricted Transaction during each such month only with respect to one eighth (1/8) of the Issued Shares, on an accumulative basis, such that on the date 26 months following the Execution Date all Securities shall be released of any restriction under this Section 1.1. Notwithstanding the foregoing, in the event that within 30 days prior to date 24 months following the Execution Date (the “Second Anniversary”) the Seller shall provide to the Purchaser a written notice in accordance with the terms hereof certifying in good faith that prior to the Second Anniversary the Seller shall not have received gross proceeds from the sale of Securities sufficient to satisfy its obligations to the Israeli Tax Authority due on such Second Anniversary attributable to the transactions contemplated by the Share Purchase Agreement, the Purchaser shall, within one business day thereafter, waive the restrictions on resale contained in this Section 1.1.2 for the period from the Second Anniversary until the date 26 months following the Execution Date.”

(c) The Registration Rights Agreement is hereby amended as follows:

(i) All references in the Registration Rights Agreement to the Warrant, the Additional Warrant, and the shares issuable upon the exercise of the Warrant and the Additional Warrant, and Warrant Shares, as well as correlative terms referencing the foregoing, are hereby deleted.

(ii) The definition of “Registrable Securities” set forth in Section 1 of the Registration Rights Agreement is hereby amended to read in its entirety as follows:

““Registrable Securities” means all of (i) the Shares, and (ii) any shares of Common Stock issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Shares.”

(iii) Clause (B) of Section 2 of the Registration Rights Agreement is hereby amended to read in its entirety as follows:

“all Registrable Securities may be sold without volume restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders,” .

(iv) The final sentence of Section 2 of the Registration Rights Agreement is hereby amended to read in its entirety as follows:

“Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities to be registered on a particular Registration Statement (and notwithstanding that the Company used best efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced by Registrable Securities represented by shares (“Shares”) of Common Stock (applied, in the case that some Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Shares held by such Holders).”

(d) The IP Sale Amendment is hereby amended to add to the end thereof Section 17 which reads in its entirety as follows:

“This Amendment shall become effective on the earlier of the date of the receipt of the Ruling (as defined in Share Purchase Agreement, dated as of November 26, 2007, between ARP and Gammacan) and June 15, 2008.”

Section 3 Representations and Warranties. Each Party hereby represents and warrants as follows:

(a) The representations and warranties thereof set forth in the Original Transaction Agreements are true and correct as of the date hereof.

(b) Such Party has the full power and authority to execute, deliver and perform this Agreement. The execution and delivery by such Party of this Agreement, and the consummation by such Party of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes the valid and binding obligation of such Party, enforceable against it in accordance with its terms.

(c) The execution, delivery and performance by such Party of this Agreement do not conflict with, or result in a breach or violation of, any agreement, judgment, order, laws or regulations applying to such Party, and do not require the consent or approval of any person, which consent or approval has not been obtained prior to the date hereof.

Section 4 Miscellaneous.

(a) This Agreement and the preamble hereto constitute the full and entire understanding and agreement between the Parties with regard to subject matter hereof, and supersede and modify all prior agreements between the Parties with regard to such subject matter.

(b) No amendment of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the Parties.

(c) Any notice required or permitted hereunder shall be in writing and shall be sent by registered mail, personal delivery or confirmed facsimile to the relevant Parties hereto at the respective addresses set forth below (as may be changed by each of the parties from time to time). Any notice shall operate and be deemed to have been served, if personally delivered or sent by fax on the next following business day, and if by registered mail, within three business days of dispatch. Addresses of the parties for the purposes of this Agreement are as follows:

To the Seller:	ARP BioMed Ltd.
c/o Mr. Yair Aloni
12A Shbazi Street, Neve Tzedek, Tel Aviv
Telephone: +972-544234075
Facsimile: +972-3-5165276

with a copy to (which shall not constitute service of process on):

Yigal Arnon & Co.
1 Azrieli Center, Tel Aviv, 67021, Israel
Fax: 972-3-6087713
Attn: Ms. Orly Tsioni, Adv.

To the Purchaser:	GammaCan International, Inc.
39 Jerusalem Street
Kiryat Ono, 55423, Israel
Fax: 011-972-3-635-6015
Attn: Chief Executive Officer

with a copy to (which shall not constitute service of process on):

Ori Rosen & Co., Law Offices
1 Azrieli Center, Tel Aviv 67021, Israel
Fax: 972-3-6074701
Attn: Mr. Ori Rosen, Adv.

and

Reitler Brown & Rosenblatt LLC
800 Third Avenue
21st Floor
New York, New York 10022
Attention: Robert Steven Brown

(d) Each Party shall bear all costs and expenses related to this Agreement and the performance of its obligations hereunder, including all tax consequences.

(e) Seller agrees not to make any announcement or publication of or in respect of the existence or subject matter of this Agreement, and to keep the transaction, this Agreement and the terms of this Agreement strictly confidential, and not to disclose the same without the prior approval of the Purchaser (except insofar as any statement is required by law or by the rules or regulations of any recognized investment exchange).

Purchaser shall be entitled to make announcements and to publicize the existence or subject matter of this Agreement, as required by applicable law or otherwise.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The Parties hereby irrevocably agree that the courts of Tel Aviv shall have exclusive jurisdiction to settle any dispute that may arise out of or in connection with this Agreement and agree to submit to the jurisdiction of such courts.

(g) In no event will a Party be liable to the other Party, whether for breach of contract, in tort or otherwise, for incidental, indirect, special or consequential damages, such as loss of revenues, profits or business opportunity.

(h) If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and, to that extent, the provisions of this Agreement are intended to be and shall be deemed severable.

(i) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. No Party may assign its respective rights and obligations hereunder, except that, subject to the conditions and restrictions set forth herein, the Seller may assign this Agreement to its individual shareholders, without the prior written consent of the other Party. Any assignment in contravention of this provision shall be void.

(j) This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the day and year first hereinabove written.

ARP BioMed, Ltd. (Seller)	GammaCan International, Inc. (Purchaser)

/s/ Yair Aloni	/s/ Patrick Schnegelsberg	August 11, 2008
By: Yair Aloni	By:
Its:	Its:

	/s/ Steven Katz	August 11, 2008
	By: Steven Katz	Date
Its: Chairman and President